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Exhibit 5.1

August 13, 2013

Global Eagle Entertainment Inc.

4353 Park Terrace Drive

Westlake Village, California 91361

Ladies and Gentlemen:

We have acted as special counsel to Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to:

(i) the offer and sale (a) by the Company from time to time in one or more offerings of up to 15,000,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (b) by certain selling securityholders (the “Selling Securityholders”) from time to time in one or more offerings of up to (1) 55,591,596 shares of Common Stock (“Secondary Shares”) and (2) 7,666,667 warrants issued in private placements to Global Eagle Acquisition LLC that are exercisable for shares of Common Stock at an exercise price of $11.50 per share (the “Sponsor Warrants”); and

(ii) the offer, issuance and sale by the Company of up to (a) 18,492,500 shares of Common Stock issuable upon the exercise of warrants that were issued in the Company’s initial public offering pursuant to a prospectus, dated May 12, 2011, that are exercisable for shares of Common Stock at an exercise price of $11.50 per share (the “Public Warrants”) and (b) 7,666,667 shares of Common Stock issuable upon the exercise of Sponsor Warrants.

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Global Eagle Entertainment Inc.

August 13, 2013

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

When (a) the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Company Shares and related matters, (b) payment therefor has been received by the Company in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board and (c) certificates representing the Company Shares have been duly executed, countersigned, registered and delivered, then the Company Shares offered by the Registration Statement will be validly issued, fully paid and nonassessable.

2.	The Secondary Shares are validly issued, fully paid and nonassessable.
3.

The Sponsor Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4.

The shares of Common Stock issuable upon exercise of the Public Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Public Warrants and, when issued and delivered in accordance with the terms of the Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent, dated as of May 12, 2011(the “Warrant Agreement”), will be validly issued, fully paid and nonassessable.

5.

The shares of Common Stock issuable upon exercise of the Sponsor Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Sponsor Warrants and, when issued and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

Global Eagle Entertainment Inc.

August 13, 2013

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iii) the Warrant Agreement is a valid, binding and enforceable agreement of each party thereto (other than the Company); and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that neither the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/McDermott Will & Emery LLP

McDermott Will & Emery LLP